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                                                                    EXHIBIT 10.8

                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

         This Employment and Non-Competition Agreement (this "Agreement") is between Tyler Technologies, Inc., a Delaware corporation (the "Company"), on the one hand, and Dustin R. Womble ("Executive"), on the other hand. This Agreement is dated to be effective as of July 1, 2003 (the "Effective Date").

         The Company desires to employ Executive under the terms and conditions set forth in this Agreement, Executive hereby representing that he is free from any other obligation of continuing employment with any other employer.

         Executive desires employment as an employee of the Company under the terms and subject to the conditions set forth in this Agreement.

         The non-competition and confidentiality obligations of Executive as set forth in this Agreement are a material inducement for the Company to enter into this Agreement, and the Company would not enter into this Agreement absent such covenants by Executive.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which all parties mutually acknowledge, the parties agree as follows:

         1. Employment. The Company hereby employs Executive, and Executive hereby accepts such employment, on the terms and subject to the conditions set forth in this Agreement.

         2. Duties of Executive.

                  (a) Executive will serve in the capacity of Executive Vice President of the Company or such other capacity as may be assigned to Executive by the Chief Executive Officer or the Board of Directors, which capacity will be commensurate with the education, experience, and skills of Executive. In such capacities, Executive shall have all necessary power and authority to discharge his responsibilities. Executive will report to the Chief Executive Officer of the Company.

                  (b) Executive will devote his full business time and effort to the performance of his duties and responsibilities as Executive Vice President of the Company, excluding vacation and reasonable absence due to illness.

                  (c) Executive will perform his duties in a professional manner and will use his best efforts, skills, and abilities to promote, enhance, and preserve the business of the Company and its affiliates and the goodwill and relationships they have with their employees, agents, representatives, customers, suppliers, and other persons having business relations with any of them.

                  (d) Executive shall observe and comply with the written rules and regulations of the Company with respect to its business and shall carry out and perform the directives and policies of the Company as the Board of Directors or Chief Executive Officer may from time to time state them to Executive in writing.


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         3. Employment Term. This Agreement shall commence as of the Effective
Date and continue for a period of five (5) years; provided, however, that at the end of such initial term the term shall automatically extend for an additional year unless the Company provides, at least six (6) months prior to the end of such initial term or subsequent anniversary of the end of such initial term, written notice that it does not wish to extend the term. Notwithstanding the foregoing, this Agreement may be earlier terminated in accordance with Section 7 of this Agreement.

         4. Compensation.

                  (a) Base Salary. For services performed by Executive pursuant to this Agreement, the Company will pay Executive during the term of this Agreement a base salary at the rate of $220,000 per year (the "Base Salary"), which shall be payable in accordance with the Company's standard payroll practices but not less than monthly. The Base Salary shall not be subject to reduction, but may be increased at the discretion of the Compensation Committee of the Board of Directors or the Board of Directors as a whole. Any compensation that may be paid to Executive under any additional compensation or incentive plan or which may be otherwise authorized from time to time by the Board of Directors shall be in addition to the Base Salary to which Executive is entitled under this Agreement.

                  (b) Annual Bonus. For each calendar year during the term of this Agreement, Executive shall be eligible to receive an annual performance bonus (the "Bonus"), which shall be established and paid in accordance with the incentive compensation plan set forth as Exhibit A (or as otherwise established by the Executive Committee and/or Compensation Committee of the Tyler Board of Directors). The Bonus will be paid in accordance with the Company's standard bonus payment practices.

                  (c) Equity Grants. During the term of this Agreement, Executive shall be eligible and participate, in an appropriate manner relative to other senior executives of the Company and consistent with competitive pay practices generally, in any equity-based incentive compensation plan or program of the Company, including, without limitation, any plan or program providing for the grant of (i) options to purchase common stock of the Company, (ii) restricted stock of the Company, or (iii) similar equity-based units or interests. In consideration of the mutual promises contained herein, the Company shall grant Executive effective as of the Effective Date options to purchase 200,000 shares of Company Common Stock, $.01 par value per share, subject to the terms and conditions of the Company's Amended and Restated Stock Option Plan and the Company's standard stock option agreement.

         5. Executive Benefits. During the term of this Agreement, the Company shall provide Executive with all benefits made available from time to time by the Company to its senior executives and to its employees generally, including, without limitation, participation in medical and dental benefit plans and programs, disability and death insurance, 401-K plans, paid vacation, and other fringe benefits.

         6. Reimbursement of Expenses. The Company shall reimburse Executive for all expenses actually and reasonably incurred by Executive in the business interests of the Company. Such reimbursement shall be made to Executive upon appropriate documentation of such expenditures in accordance with the Company's policies.



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         7. Early Termination.

                  (a) It is the desire and expectation of each party that the employer-employee relationship will continue for the full term as set forth in Section 3 of this Agreement. The Company shall, however, be entitled to terminate Executive's employment at any time with or without Cause (as defined below), subject to the restrictions contained in this Section 7.

                  (b) If Executive's employment is terminated by the Company without Cause prior to the expiration of this Agreement, the Company shall pay Executive a lump sum amount equal to Executive's Base Salary
         (i) still due for the remainder of the term of this Agreement or (ii) for a period of twelve (12) months, whichever is greater. Executive shall also be entitled to receive the benefits set forth in Section 5 for a period equal to the greater of twelve (12) months or the number of months then remaining on the term of this Agreement. A Change of Control (as defined below) shall be deemed to be a termination without Cause, unless otherwise agreed in writing by Executive.

                  (c) If Executive dies, is unable to perform his duties and responsibilities as a result of a disability that continues for one hundred and eighty (180) consecutive days or more, voluntarily resigns from the Company, or is terminated by the Company for Cause (as defined below), the Company shall pay Executive (or his estate, executor, or legal representative, as the case may be) any accrued and unpaid Base Salary and finally determined and unpaid Bonus to the date employment ceases, and the Company's obligations to pay additional salary, cash compensation, or benefits shall terminate as of such date. In addition, if the Company terminates Executive due to disability, the Company will continue to pay the benefits outlined in Section 5 to Executive and Executive's dependents for a period equal to the greater of twelve (12) months or the number of months then remaining on the term of this Agreement.

                  (d) For purposes of this Agreement, "Cause" means a determination by the Board of Directors of the Company or Tyler that Executive has: (i) failed or been unable for any reason to devote substantially all of his time during normal business hours to the business of the Company and its affiliates (except for vacations and absence due to illness); (ii) been convicted of any felony; (iii) committed any act or engaged in any conduct that is fraudulent or constitutes malfeasance or a breach of fiduciary duties of Executive;
         (iv) persistently failed to abide by the corporate policies and procedures as set forth in the Company's or Tyler's employee handbook;
         (v) persistently failed to execute the reasonable and lawful instructions of the Company's or Tyler's Board of Directors relating to the operation of the Company's business; or (vi) committed any material or continuing breach of any of the terms of, or has materially or continually failed to perform any covenant contained in, this Agreement to be performed by Executive. With respect to (i), (iv), (v), and (vi) above, Executive may not be terminated for Cause unless Executive fails to cure such breach or failure of performance within thirty (30) days after written notice of such breach or failure.

                  (e) For purposes of this Agreement, "Change of Control" means approval by the shareholders of the Company of a merger or consolidation of the Company into an unaffiliated entity, the dissolution or liquidation of the Company, the sale of all or substantially all of the assets of the Company, the acquisition by any person, entity, or group of more than 50% of the voting stock of the Company, or a change in


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         a majority of the Company's Board of Directors that was not approved by the then existing Board of Directors.

         8. Confidential Information.

                  (a) Executive acknowledges that the Company and its affiliates are continuously developing or receiving Confidential Information (as defined below), and that during Executive's employment, Executive will receive Confidential Information from the Company and its affiliates and will receive special training relating to the Company's and its affiliates' business methodologies. Executive further acknowledges and agrees that Executive's employment by the Company creates a relationship of confidence and trust between Executive and the Company and its affiliates that extends to all Confidential Information that becomes known to Executive. Accordingly, Executive will not disclose or use any Confidential Information, except in connection with the good faith performance of his duties as an officer and employee, and will take reasonable precautions against the unauthorized disclosure or use of Confidential Information. Upon the Company's request, Executive will execute and comply with a third party's agreement to protect its confidential and proprietary information. In addition, Executive will not solicit or induce the unauthorized disclosure or use of a third party's confidential or proprietary information for the benefit of the Company or its affiliates.

                  (b) For purposes of this Agreement, "Confidential Information" means all written, machine-reproducible, oral and visual data, information, and material, including, without limitation, business, financial, and technical information, computer programs, documents, and records (including those that Executive develops in the scope of his employment) that (i) the Company and its affiliates, or any of their respective customers or suppliers treats as confidential or proprietary through markings or otherwise, (ii) relates to the Company and its affiliates, or any of their respective customers or suppliers or any of their respective business activities, products, or services (including software programs and techniques) and is competitively sensitive or not generally known in the relevant trade or industry, or (iii) derives independent economic value from not being known to, and is not generally ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. Confidential Information shall not include information or material that: (A) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of Executive; (B) was lawfully received by Executive from a third party free of any obligation of confidentiality; (C) is approved by the Company for unrestricted public disclosure; or (D) is required to be disclosed in a judicial or administrative proceeding or by a governmental or regulatory authority, domestic or foreign.

         9. Non Compete; No Solicitation.

                  (a) Executive understands that, during the course of his employment by the Company, Executive will have access to and receive the benefit of Confidential Information (as defined in Section 8) and special training, as well as come into contact with customers and potential customers of the Company and its affiliates, which Confidential Information, training, knowledge, and contacts would provide invaluable benefits to competitors and potential competitors of the Company and its affiliates. To protect such entities' interest in this information and in these contacts and relationships, and in consideration for the Company entering into this Agreement, Executive agrees and covenants that for a period beginning on the


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         Effective Date of this Agreement and continuing until (i) if Executive voluntarily resigns or is terminated for Cause, the then remaining term of this Agreement, or (ii) if Executive is terminated without Cause pursuant to Section 7(b), the greater of one year or the then remaining term of this Agreement, Executive will not (without the prior written consent of the Company), directly or indirectly, (A) engage in any business that provides the same or competitive products or services as those provided by the Company and its affiliates (including Incode, Inc.) in the State of Texas or in any other state in which the Company or its affiliates (including Incode, Inc.) is conducting or conducts such business during the term of this Agreement or at the time of termination of Executive's employment hereunder, or (B) solicit or encourage or assist other persons or entities to solicit or encourage any customers of the Company or its affiliates (including Incode, Inc.) to terminate or materially alter their relationship with the Company or its affiliates or to become a customer of any other person or entity competing with the Company or its affiliates, or (C) recruit, solicit or hire, or encourage or assist other persons or entities to recruit, solicit or hire, any employees of the Company or its affiliates.

                  (b) Executive understands and agrees that the foregoing covenant is reasonable as to time, area, and scope and is necessary to protect the legitimate business interests of the Company and its affiliates. It is further agreed that such covenant will be regarded as divisible and will be operative as to time, area, and scope to the extent it may be so operative, and if any part of such covenant is declared invalid, unenforceable, or void as to time, area, or scope, the validity and enforceability of the remainder will not be affected.

                  (c) Executive understands and acknowledges that the determination of damages in the event of a breach of any provision of this Section 9 would be difficult. Executive agrees that the Company or its affiliates, in addition to all other remedies it or any of them may have at law or in equity (and notwithstanding Section 19), will have the right to injunctive relief if there is a breach without the necessity of proving the inadequacy or unavailability of damages as an effective remedy.

         10. Proprietary Rights.

                  (a) Executive will disclose to the Company all works of authorship and inventions that Executive produces while employed by the Company, working alone or jointly with others, including all computer programs, documents, and records, together with all related ideas, know-how, and techniques. These disclosures will be considered Confidential Information. All copyrights, patent rights, and other intellectual property rights in and to works of authorship and inventions that Executive produces while employed by the Company, working alone or jointly with others, are intended to be and will be owned exclusively by the Company, except for such rights, interests, and works that are not assigned to the Company pursuant to Section 10(b).

                  (b) Executive assigns to the Company all of his rights in and to all works of authorship and inventions that Executive produces while employed by the Company, working alone or jointly with others, and waives all rights therein. Executive agrees to sign, without additional compensation, all necessary documents and otherwise assist the Company, at its expense, to register and enforce all copyrights, patents, and other intellectual property rights. Executive appoints the Company as his attorney-in-fact for the sole purpose of executing all necessary documents relating to the registration or enforcement of any copyrights, patents, and


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         other intellectual property rights produced while employed by the
         Company and assigned to the Company in accordance with, and subject to the restrictions contained in, this Section 10. Notwithstanding the foregoing, Executive does not assign works of authorship or inventions which (i) Executive developed on his own time without using the Company's equipment, facilities, supplies, or Confidential Information, or (ii) do not relate to either (A) the Company's or its affiliates' business, (B) the Company's or its affiliates' actual or demonstrably anticipated research or development, or (C) work done by Executive for the Company or its affiliates.

                  (c) The Company can waive the rights in any work of authorship or invention only through a written instrument signed by an officer of the Company after Executive has fully and completely disclosed in writing the existence and nature of that work or authorship or invention.

         11. End of Employment

                  (a) Executive agrees that all documents of any nature pertaining to the activities of the Company or its affiliates, or that include Confidential Information, in his possession now or at any time during the term of his employment, including, without limitation, memoranda, notebooks, notes, data sheets, records, and computer programs, are and shall be the property of the Company and that all copies thereof shall be surrendered to the appropriate entity upon end of employment.

                  (b) Executive authorizes the Company to offset any liquidated amounts payable or reimbursable to the Company by Executive against, and to withhold such amounts from, any amounts payable or reimbursable to Executive by the Company, including, without limitation, any base salary, bonus, other incentive compensation, and expense reimbursements to the maximum extent permitted by law.

         12. Specific Performance. The parties hereby acknowledge and agree that the failure of either party to perform the agreements and covenants set forth in
Section 8, Section 9, Section 10, and Section 11 of this Agreement will cause irreparable injury to the other party for which damages, even if available, may not be an adequate remedy. Accordingly, each party hereby consents, notwithstanding Section 19, to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of such obligations.

         13. Continuing Obligations. Executive acknowledges and agrees that the provisions of Section 8, Section 9, Section 10, and Section 11 will survive the termination or expiration of this Agreement.

         14. Notices. Any notice, consent, demand, or request, or other communication to be given under this Agreement must be in writing and shall be deemed given or made when delivered in person or within three (3) days upon being sent certified mail, postage prepaid with return receipt requested, to the following addresses:

         If to the Company:    Tyler Technologies, Inc.
                               5949 Sherry Lane, Suite 1400
                               Dallas, Texas 75225

         If to Executive:      Home address of Executive,
                               as shown on current records of the Company


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         15. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the specific subject matter hereof and supersedes all prior agreements, whether written or oral, between the parties with respect to the terms and conditions of employment of Executive by the Company.

         16. Modification. Any change or modification of this Agreement shall not be valid or binding upon the parties, nor will any waiver of any term or condition in the future be binding, unless the change or modification or waiver is in writing and signed by all parties hereto.

         17. Waiver of Breach. The waiver by the Company of a breach of any provision of this Agreement by Executive will not operate or be construed as a waiver of any subsequent breach by Executive.

         18. Governing Law. This Agreement is governed by, and will be construed in accordance with, the substantive laws of the State of Texas, without giving effect to any conflicts-of-law, rule, or principle that might require the application of the laws of another jurisdiction.

         19. Arbitration. Any controversy, dispute, or claim arising under this Agreement will be finally settled by arbitration conducted in accordance with the American Arbitration Association Rules then in effect; provided, however, that the parties will be obligated to negotiate in good faith for a period of thirty (30) days to resolve such controversy, dispute, or claim prior to submitting the same to arbitration. Any such arbitration proceeding will take place in the City of Dallas, Texas, and the arbitrator will apply the laws of the State of Texas. Any decision rendered by the arbitrator will be final and binding and judgment thereon may be entered in any court having jurisdiction or application thereon may be made to such court for an order of enforcement as the case may require. The parties intend that this agreement to arbitrate be irrevocable. If arbitration is invoked in accordance with the provisions of this Agreement, the prevailing party will be entitled to receive from the other all costs, fees, and expenses pertaining to or attributable to such arbitration, including reasonable attorneys' fees.

         20. Counterparts. This Agreement may be executed in one or more counterparts, each of which will constitute one document.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and effective as of the date first written above.

EXECUTIVE                                    TYLER TECHNOLOGIES, INC.,
                                             a Delaware corporation

By:    /s/ Dustin R. Womble            By:   /s/ John M. Yeaman
       --------------------                  ------------------
Name:  Dustin R. Womble                      Name: John M. Yeaman
                                             Title: President and Chief
                                                    Executive Officer



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                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

                                    EXHIBIT A

                           INCENTIVE COMPENSATION PLAN

Attach copy of the Tyler Technologies, Inc. Incentive Compensation Plan.








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